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                                                                     EXHIBIT 5.1

                                October 25, 1999

Getty Images, Inc.
701 North 34th Street
Seattle, Washington 98103

Ladies and Gentlemen:

     We have acted as counsel to Getty Images, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration No. 333-88009) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed offering of up to 5,000,000 shares of the common stock, $0.01 par value, of the Company to be issued and sold by the Company (the "Firm Shares"), and up to 750,000 shares issuable upon exercise of the over-allotment option (the "Option") granted to the several underwriters (the "Underwriters") by the Company (the "Additional Shares," and together with the Firm Shares, the "Shares").

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Amended and Restated Certificate of Incorporation of the Company, as amended, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
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Getty Images, Inc.


October 25, 1999


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          1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.



          2. The Shares have been duly authorized and, when issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement (the "Agreement") by and among the Company, Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc., Deutsche Bank Securities Inc., Hambrecht & Quist LLC and Pacific Crest Securities Inc., as representatives for the Underwriters, will be validly issued, fully paid and nonassessable and free of preemptive rights pursuant to law or in the Company's Amended and Restated Certificate of Incorporation, as amended.


     The opinions expressed herein are limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                          Very truly yours,


                                          /s/ WEIL, GOTSHAL & MANGES LLP